EXHIBIT 99.1

COMMERCIAL METALS COMPANY REPORTS SHARPLY HIGHER
FIRST QUARTER EARNINGS AND DECLARES QUARTERLY CASH DIVIDEND

     Irving, TX — December 17, 2003 — Commercial Metals Company (NYSE: CMC) today reported first quarter net earnings of $12.6 million or $0.44 per diluted share on net sales of $830 million for the quarter ended November 30, 2003. This compares with net earnings of $2.2 million or $0.08 per diluted share for the same period last year on net sales of $636 million. This year’s first quarter included a one-time, pre-tax loss of $2.8 million associated with the repurchase of $89 million of our outstanding 2005 bonds. The quarter included, as well, a pre-tax gain of $1.5 million related to the forward purchase of Polish Zloty’s in connection with the Huta Zawiercie acquisition. The quarter also included a LIFO expense of $818 thousand (after tax).

     CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “The better market conditions that took hold in the fourth quarter of fiscal year 2003 continued during this quarter for most of our business units, although margins in our Manufacturing segment remained compressed because raw material prices and other input costs have increased rapidly. The weak U.S. dollar, continued strong demand in Asia (especially China), and the upturn in the U.S. economy all contributed to improved performance. U.S. manufacturing activity has surged recently, and industrial production has picked up in many parts of the world. Construction markets were mixed, but perhaps slightly better than we expected at this juncture.”

     According to Rabin, “Our Manufacturing segment’s pre-tax profit was 452% above last year’s depressed first quarter. Within the segment, pre-tax profit for our steel minimills was substantially higher than a year earlier on the strength of improved selling prices, increased tons and several production records. On a year-to-year basis tonnage melted was up 9% to 561,000 tons; tonnage rolled was 541,000 tons, 13% above last year’s first quarter; and, shipments increased 12% to 566,000 tons. Our average total mill selling price was $37 per ton above last year’s extremely low level and the average selling price for finished goods was up by $32 per ton to $313 per ton. The average scrap purchase cost rose by $29 per ton. Additionally, utility costs increased by $1.8 million compared with the first quarter last year. Consequently, the realized increase in our steel product prices essentially only kept up with the rise in input costs, thereby continuing to restrict mill product margins; nevertheless, the metal spread was $8 ton

(more)

(CMC First Quarter Fiscal 2004 – Page 2)

above the first quarter of last year. Pre-tax profit in our steel fabrication and related businesses increased considerably versus last year’s comparable quarter. Prices and volumes were mostly higher despite the slowdown in commercial construction because of decent demand in several other construction markets. All elements were profitable including rebar fabrication, construction-related products, steel post plants, steel joist manufacturing, and structural steel fabrication. Shipments from our fab plants totalled 280,000 tons, 29% above the prior year’s first quarter.

     Rabin continued, “The Copper Tube Division’s pre-tax profit was nearly eight times that of last year’s weak first quarter. End use markets have held up well, but oversupply continued. Copper tube production increased 5% and shipments increased 7% against the same period last year. Metal spreads improved because the average copper scrap price rose less than the average product sales price.

     “The Recycling segment recorded another outstanding quarter, primarily a result of the improved ferrous scrap market. This compared favorably with the quarter a year ago: Pre-tax profit trebled. Gross margins were significantly above last year while operating costs as a percent of sales declined. Strong international demand and the weak U.S. dollar continued to drive steel scrap prices and prices increased as the quarter progressed. Nonferrous markets also improved but at a more moderate pace. Versus last year, the average ferrous scrap sales price increased by $35 per ton to $124 per ton and shipments climbed 10% to 430,000 tons. The average nonferrous scrap sales price for the quarter was approximately 18% above a year ago while nonferrous shipments were 2.5% lower. The total volume of scrap processed, including our CMC Steel Group processing plants, equaled 734,000 tons against 669,000 tons last year.”

     “Pre-tax profit for the Marketing and Distribution segment,” according to Rabin, “was 42% higher than last year’s already strong first quarter, reflecting solid markets in several geographic regions and product lines. Business was good in Australia, China, and elsewhere in Asia, was level in Europe, while imports into the United States were mixed. A number of product prices (as expressed in U.S. dollars) improved during the quarter. Gross margins were better for steel products and industrial raw materials and products but trailed for nonferrous metal products. Our strategy in recent years to grow our downstream and processing businesses continued to enhance our profitability.

     Rabin said, “On November 6, 2003 the company issued $200 million aggregate principal amount of ten year notes at a coupon of 5.625%, with an effective interest rate of 5.56%. Prior to this we repurchased $89 million in notes due 2005.

     “Our outlook for the balance of the fiscal year remains favorable, albeit uneven. Economic and industry sector trends are mostly positive. The second quarter, typically our weakest, will be relatively strong as we anticipate FIFO net earnings between $7 and $10 million. Manufacturing margins are likely to be squeezed as the impact of higher volumes and improved pricing will be offset by continued increased raw material costs as well as higher energy and freight costs. The weak U.S. dollar, high freight costs, and strong Asian demand will minimize the impact of the

(more)

(CMC First Quarter Fiscal 2004 – Page 3)

Section 201 tariff repeal. The second half should be robust, our expectation being that mill margins and fabrication margins will widen as the year progresses, and our other business segments will remain strong, buoyed by strong markets and expansions in markets and product lines.”

     In conclusion Rabin said, “On December 3, 2003, we closed the previously announced purchase of a controlling interest in Huta Zawiercie S.A. of Zawiercie, Poland, a steel minimill which produces over 1 million metric tons of rebar and wirerod, as well as merchant bar. We expect the acquisition to be accretive this year.”

     The Board of Directors of Commercial Metals Company declared a quarterly cash dividend of eight cents per share on common stock to shareholders of record January 2, 2004. The dividend will be paid January 22, 2004. This is the 157th consecutive quarterly dividend paid by Commercial Metals Company.

     CMC invites you to listen to a live broadcast of its first quarter 2004 conference call on Wednesday, December 17, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman, President and CEO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived for two weeks and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”

     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

     Paragraphs eight and nine of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, energy expense, freight expense, interest rates, inventory levels, acquisitions and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expects,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, litigation claims and settlements, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including credit availability, currency fluctuations, energy and insurance prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity.

(more)

(CMC First Quarter Fiscal 2004 – Page 4)
COMMERCIAL METALS COMPANY
Consolidated Condensed Statements of Operations (Unaudited)
(in thousands except share data)

	Three months ended

	11/30/03	11/30/02

Net sales	$830,007	$636,179
Costs and Expenses:
Cost of goods sold	737,488	575,119
Selling, general and administrative expenses	64,620	53,567
Interest expense	5,094	3,994
Loss on reacquisition of debt	2,792	—

	809,994	632,680

Earnings Before Income Taxes	20,013	3,499
Income Taxes	7,385	1,294

Net Earnings	$12,628	$2,205

Basic earnings per share	$0.45	$0.08
Diluted earnings per share	$0.44	$0.08
Cash dividends per share	$0.08	$0.08
Average basic shares outstanding	28,145,679	28,486,578
Average diluted shares outstanding	28,999,960	28,963,733

BUSINESS SEGMENTS
(in thousands) Unaudited

	Three months ended

	11/30/03	11/30/02

Net Sales:
Manufacturing	$378,626	$296,330
Recycling	131,892	96,356
Marketing and Distribution	340,381	256,363
Corporate and Eliminations	(20,892)	(12,870)

Total Net Sales	$830,007	$636,179

Adjusted Operating Profit (Loss):
Manufacturing	$20,325	$3,744
Recycling	5,734	1,404
Marketing and Distribution	6,267	4,431
Corporate and Eliminations	(7,103)	(1,963)

Total Adjusted Operating Profit	$25,223	$7,616

(more)

(CMC First Quarter Fiscal 2004 – Page 5)
COMMERCIAL METALS COMPANY
Consolidated Condensed Balance Sheets (Unaudited)
(in thousands)

	November 30,	August 31,
	2003	2003

Assets
Current Assets:
Cash and cash equivalents	$133,544	$75,058
Accounts receivable	445,808	397,490
Inventories	362,192	310,816
Other	55,927	61,053

Total Current Assets	997,471	844,417
Net Property, Plant and Equipment	368,422	374,382
Other Assets	53,446	56,607

	$1,419,339	$1,275,406

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and short-term trade financing arrangement	$336,256	$315,662
Accrued expenses and other payables	118,673	126,971
Income taxes payable	2,208	1,718
Current maturities of long-term debt	618	640

Total Current Liabilities	457,755	444,991
Deferred Income Taxes	43,669	44,419
Other Long-Term Liabilities	27,069	24,066
Long-Term Debt	362,365	254,997
Stockholders’ Equity	528,481	506,933

	$1,419,339	$1,275,406

	Three months ended

(Short Tons in Thousands)	11/30/03	11/30/02

Steel Mill Rebar Shipments	253	206
Steel Mill Structural and Other Shipments	313	299

Total Mill Tons Shipped	566	505
Average FOB Mill Selling Price (Total Sales)	$309	$272
Average FOB Mill Selling Price (Finished Goods Only)	$313	$281
Average Ferrous Scrap Purchase Price	$118	$89
Fab Plant Rebar Shipments	179	132
Fab Plant Structural, Joist, and Post Shipments	101	85

Total Fabrication Tons Shipped	280	217
Average Fab Selling Price (Excluding Stock & Buyout Sales)	$555	$558
Scrap Metal Tons Processed and Shipped	734	669

(more)

(CMC First Quarter Fiscal 2004 – Page 6)
COMMERCIAL METALS COMPANY
Consolidated Condensed Statements of Cash Flows (Unaudited)
(in thousands)

	Three months ended

	11/30/03	11/30/02

Cash Flows From (Used By) Operating Activities:
Net earnings	$12,628	$2,205
Adjustments to reconcile net earnings to cash used by operating activities:
Depreciation and amortization	15,123	15,226
Loss on reacquisition of debt	2,792	—
Provision for losses on receivables	941	369
Net loss (gain) on sale of property	(101)	211
Deferred income taxes	(750)	101
Tax benefits from stock plans	1,042	5
Changes in Operating Assets and Liabilities:
Decrease (increase) in accounts receivable	(51,916)	(12,291)
Funding from accounts receivable sold	2,657	12,961
Decrease (increase) in inventories	(51,376)	(25,537)
Decrease (increase) in other assets	10,038	(1,905)
Increase (decrease) in accounts payable, accrued expenses, other payables and income taxes	15,786	(44,648)
Increase (decrease) in other long-term liabilities	3,003	2,228

Net cash flows used by operating activities	(40,133)	(51,075)
Cash Flows From (Used By) Investing Activities:
Purchases of property, plant and equipment	(7,143)	(9,658)
Sale of property, plant and equipment	101	—

Net cash used by investing activities	(7,042)	(9,658)
Cash Flows From (Used By) Financing Activities:
Short-term trade financing arrangement	(3,000)	—
Proceeds from issuance of long-term debt	200,000	—
Payments on long-term debt	(89,035)	(16)
Stock issued under incentive and purchase plans	4,648	26
Treasury stock acquired	—	(1,613)
Dividends paid	(2,243)	(2,281)
Debt reacquisition and issuance costs	(4,709)	—

Net cash from (used by) financing activities	105,661	(3,884)
Increase (Decrease) in Cash and Cash Equivalents	58,486	(64,617)
Cash and Cash Equivalents at Beginning of Year	75,058	124,397

Cash and Cash Equivalents at End of Period	$133,544	$59,780

(more)

(CMC First Quarter Fiscal 2004 – Page 7)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

This press release uses a financial statement measure not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted Operating Profit:

Adjusted operating profit is earnings before income taxes and external financing costs including interest expense and A/R securitization fees.

Adjusted operating profit provides a core operational earnings measurement that compares segments without the need to adjust for federal, but more specifically, state and local taxes which have considerable variation between domestic jurisdictions. Tax regulations in international operations add additional complexity. Adjusted operating profit is also exclusive of interest cost which then presents the results without consideration of financing alternatives of capital employed.

			Marketing &	Corporate and
Segment	Manufacturing	Recycling	Distribution	Eliminations	Total

Quarter ended November 30, 2003:
Net earnings (loss)	$12,509	$3,868	$4,919	$(8,668)	$12,628
Income taxes	7,745	1,846	1,271	(3,477)	7,385
Interest expense	30	1	47	5,016	5,094
Discounts on sales of A/R	41	19	30	26	116

Adjusted operating profit (loss)	$20,325	$5,734	$6,267	$(7,103)	$25,223

Quarter ended November 30, 2002:
Net earnings (loss)	$2,283	$900	$2,827	$(3,805)	$2,205
Income taxes	1,387	485	1,543	(2,121)	1,294
Interest expense	33	1	22	3,938	3,994
Discounts on sales of A/R	41	18	39	25	123

Adjusted operating profit (loss)	$3,744	$1,404	$4,431	$(1,963)	$7,616

-(END)-

Contact:	Debbie Okle Director, Public Relations 214.689.4354

2004-10